Exhibit 10.30

MANAGEMENT SUPPORT
AND
STRATEGIC ADVISORY
AGREEMENT

relating to

CNOVA

entered into by and among

CASINO,GUICHARD-PERRACHON,

EURIS

and

CNOVA

Dated: June 4, 2014

This Management Support and Strategic Advisory Agreement (the “Agreement”) is made on June 4, 2014 by and among:

(1)         Casino,Guichard-Perrachon, a société anonyme incorporated under the laws of France with a share capital of 173,052,072.90 euros having its registered office at 1 Esplanade de France, 42000 Saint-Etienne, France, registered with the St. Etienne Registre du commerce et des sociétés under number 554 501 171 (“Casino”);

(2)         Euris, a société par actions simplifiée incorporated under the laws of France with a share capital of 164,806.00 euros having its registered office at 83 rue du Faubourg Saint-Honoré, 75008 Paris, France, registered with the Paris Registre du commerce et des sociétés under number 348 847 062 (“Euris”); and

(3)         Cnova, a naamloze vennootschap incorporated under the laws of the Netherlands, having its registered office located at Professor Dr Dorgelolaan 30D, 5615 AM Eindhoven, the Netherlands, registered under trade register number 60776676 (“Cnova”)

Casino, Euris and Cnova may hereinafter individually be referred to as a “Party” or collectively as the “Parties”.

WHEREAS

A.            Casino is a holding company with experience and expertise in both the off and the on line commerce, is a major worldwide retailer and has access to individuals with in-depth knowledge and experience.

Casino as such performs activities as detailed in Article 1 hereof (the “Casino Activities”) and has offered to provide support to Cnova in connection with the Casino Activities.

Euris, the ultimate parent company of the group, actively participates in the definition, implementation and assessment of strategic decisions of the group companies, such as corporate development, acquisition or disposal of assets or stakes, debt and equity structuring and commercial policy.

Euris has experience and expertise in providing strategic advice to its direct and indirect subsidiaries and has access to individuals with in-depth knowledge and experience. Euris indirectly controls Casino and Cnova.

Euris as such performs strategic activities as detailed in Article 1 hereof (the “Euris Activities”, together with the Casino Activities, the “Activities”) and has offered to provide advice to Cnova in connection with the Euris Activities.

B.                                    Cnova wishes to benefit from the Activities carried out by Casino and Euris.

In consideration of the above, now and therefore, it is agreed as follows:

ARTICLE I

MANAGEMENT SUPPORT AND STRATEGIC ADVISORY ACTIVITIES

The purpose of this Agreement is to set forth the terms and conditions on which:

(a)         Casino shall provide services to Cnova in the following areas:

(I)                                support for general management;

(II)                           support for planning;

(III)                      support for financial and treasury planning and control;

(IV)                       support for human resources strategy;

(V)                            support for institutional promotion;

(VI)                       support for legal and tax;

(VII)                  support for public relations strategy.

(b)         Euris shall provide services to Cnova in the following areas:

(I)                                advice and assistance on definition of strategic orientations, such as corporate development, acquisition or disposal of assets or stakes, debt and equity structuring and commercial policy;

(II)                           advice and assistance on definition of strategic options on the short, medium and long term;

(III)                      advice and assistance on assessment of strategic options;

(IV)                       advice and assistance on decision-making regarding strategic options;

(V)                            advice and assistance on implementation of strategic and general management decisions.

The above Casino Activities and Euris Activities shall imply the dedication of Casino and Euris executives, respectively, and may include the involvement of external resources.

ARTICLE II

AMOUNTS TO BE CHARGED

In consideration for the performance of the Casino Activities listed above and undertaken for the benefit of Cnova, Casino shall charge fees to Cnova estimated, for year 2014, at 4.7 Million euros on a full year basis (such estimated amount to be revised annually) and assessed on a “cost plus” basis for all costs or expenses incurred in connection with performing such Casino Activities (the “Casino Fees”).

In consideration for the performance of the Euris Activities listed above and undertaken for the benefit of Cnova, Euris shall charge fees to Cnova estimated, for year 2014, at 0.4 Million euros on a full year basis (such estimated amount to be revised annually) and assessed on a “cost plus” basis for all costs or expenses incurred in connection with performing such Euris Activities (the “Euris Fees”, together with the Casino Fees, the “Fees”).

The Fees shall be net of all taxes and levies in the Netherlands.

ARTICLE III

PAYMENT

Each of Casino and Euris shall issue to Cnova invoices for the Fees biannually, as from the date on which the corporate reorganization under Cnova of the e-commerce businesses of Casino is completed, pro rata temporis on the basis of the amounts mentioned above for the Casino Activities and the Euris Activities, respectively.

In the event the actual amount of the costs or expenses incurred in connection with the Activities for a given year would be different from the provisional amount charged on the basis of the relevant estimate, Casino and/or Euris shall issue to Cnova an additional invoice or, as the case may be, a credit note, in January of the following year.

Cnova shall pay in euros to Casino or Euris, as the case may be, all invoices within 30 days from receipt thereof, and Casino or Euris shall do likewise in the event a credit note is issued.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Parties represent and warrant, each with respect to itself only, that:

(a)           they are corporations duly organized and in good standing under the laws of the country where they are incorporated, have the corporate power to conduct their business in the manner currently conducted, and are in good standing under the laws of each jurisdiction in which the nature of the business conducted by them makes such qualification necessary;

(b)           they have the corporate power to enter into this Agreement and perform the activities contemplated herein; the individuals signing this Agreement on behalf of each of them have been authorized to do so; and this Agreement, when signed by both parties, shall represent the binding and enforceable obligations of each of them, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws; and

(c)           neither the signing and delivery of this Agreement nor the performance of the activities contemplated herein conflicts with or will or may result in a default under the certificate of incorporation or by-laws of each of the Parties, or any law, regulation, judicial or similar order or any contractual arrangement to which each of the Parties is a party or by which its assets are bound.

ARTICLE V

CONFIDENTIALITY

Both during the term of, and after the termination of, this Agreement, the Parties shall keep confidential, and shall procure that their executives and employees keep confidential, all work, research, knowledge, ideas, materials and other information relating to any aspect of Cnova business, which are not generally available to the public, (the “Confidential Information”) and shall not disclose the same in any form or permit access thereto to any third party.

(a)                                Confidential Information shall not be disclosed to any third party to this Agreement prior to the execution of a binding confidentiality agreement containing confidentiality restrictions similar to those in this Agreement.

(b)                                The Parties may disclose Confidential Information to the extent compelled by an enforceable subpoena or order of a court or governmental authority.

ARTICLE VI

TERM

This Agreement shall become effective on the date on which it is executed (it being reminded that the Activities will be performed and the Fees will be charged only as from the date on which the reorganization is contemplated) until the earlier of the following:

(i)                                    The Parties mutually agree to terminate the Agreement in writing;

(ii)                                 A Party unilaterally terminates the Agreement by providing ninety (90) calendar days prior written notice to the other Parties;

(iii)                              A Party commits a material breach of any of the terms and conditions of this Agreement, and such default is not cured within a period of fifteen (15) days from the date of a written notice of such default sent to such Party; or,

(iv)                             A Party is under liquidation, bankrupt or a liquidation petition has been served on a Party.

ARTICLE VII

MISCELLANEOUS

Section 7.1            Notices

All notices, requests, consents and other communications required or permitted by this Agreement shall be in writing and shall be delivered by hand, first class mail, air courier or fax (fax to be confirmed by mail) or sent via registered or certified mail, to the Party for whom intended at the following address, or at such other address as any Party, by like notice, may specify with respect to its own address:

If to Cnova:	Mr Emmanuel Grenier
120-126, Quai de Bacalan CS 11584
33 067 Bordeaux Cedex, France
Email: emmanuel.grenier@cdiscount.com

If to Euris:	Mr Jacques Dumas
Euris
83 rue du Faubourg Saint-Honoré
75008 Paris, France
Email: jdumas@euris.fr

If to Casino:	Mr Pascal Rivet
Casino, Guichard-Perrachon
1 Esplanade de France
42000 Saint-Etienne, France
Email: privet@groupe-casino.fr

Section 7.2            Assignment

None of the Parties to this Agreement shall assign it or any part of it without the prior written consent of the other Parties; provided, however, that Casino and Euris may assign the entire Agreement or any part thereof to any of their affiliates provided that such assignee assumes in writing all the rights and obligations of Casino or Euris, as the case may be, hereunder.

Section 7.3            Waiver

No delay or failure to exercise any right or remedy provided for herein shall be deemed to be a waiver thereof or acquiescence in the event giving rise to such right or remedy, but every such right and remedy may be exercised from time to time and so often as may be deemed expedient by the party exercising such right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any provided by law.

Section 7.4            Amendment

This Agreement may not be changed or amended except by written agreement signed by the Parties to this Agreement.

Section 7.5            Severability

If any term or provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

Section 7.6            Headings

The Article and Sections headings are for convenience only and shall not affect the meaning of the provisions to which they refer.

ARTICLE VIII

GOVERNING LAW AND ARBITRATION

This Agreement shall be governed by and construed in accordance with the laws of France.

All disputes arising out of or in connection with the Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (“ICC”) by three arbitrators appointed in accordance with said rules. The arbitral tribunal shall seat in Paris and the proceedings shall be conducted in English.

This Agreement is executed in three counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties hereto have signed this Agreement executed on the day and year first above written.

CNOVA N.V.	CASINO, GUICHARD-PERRACHON S.A.

/s/ Emmanuel Grenier	/s/ Diane Coliche
By: Emmanuel Grenier	By: Diane Coliche
Title: CEO	Title: Director Development and Holdings

EURIS S.A.S.

/s/ Jacques Dumas
By: Jacques Dumas
Title: Directeur Général Adjoint